Exhibit 10.37

AMENDMENT TO THE

SEVERANCE AND CHANGE IN CONTROL AGREEMENT

WITH SUSAN K. CARTER

WHEREAS, the Compensation Committee of the Board of Directors of KBR, Inc. desires to amend the Severance and Change in Control Agreement (the “Agreement”) entered into by and between Susan K. Carter, KBR Technical Services, Inc., and KBR, Inc. in 2009 to add a parachute payment provision;

NOW, THEREFORE, effective as of January 15, 2010, the Agreement shall be amended as follows:

The following new Section 4.3 shall be added to the Agreement:

“4.3 Parachute Payment. Notwithstanding anything to the contrary in this Article, if Executive is a “disqualified individual” (as defined in Section 280G(c) of the Internal Revenue Code of 1986, as amended, and all Treasury Regulations thereunder, (the “Code”)), and the benefits provided for in this Article, together with any other payments and benefits which Executive has the right to receive from Company and its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the benefits provided hereunder (beginning with any benefit paid in cash hereunder) shall be either (1) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive will be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in Section 280G of the Code) and so no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (2) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable tax under Section 4999 of the Code and any other applicable taxes). The determination as to whether any such reduction in the amount of the benefits provided hereunder is necessary shall be made solely by Company. The specific benefits to be reduced or eliminated shall also be determined solely by Company. If a reduced benefit is provided hereunder in accordance with clause (1) of the first sentence of this paragraph and through error or otherwise that payment, when aggregated with other payments and benefits from Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to Company upon notification that an overpayment has been made.”

IN WITNESS WHEREOF, this instrument has been executed on this 15th day of January 2010, effective as of 15th January 2010.

William P. Utt
Chairman of the Board, President, and Chief Executive Officer
KBR, Inc.

Susan K. Carter
Senior Vice President and Chief Financial Officer
KBR, Inc.

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